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                                                                EXHIBIT (3) (3)B
                          WESTMORELAND  COAL  COMPANY

                            (DELAWARE  CORPORATION)

                                     BYLAWS

                                   ARTICLE  I
                                  SHAREHOLDERS

SECTION  1.      Meetings

                 (a) Annual Meeting. Unless otherwise fixed by the Board of Directors, the annual meeting of shareholders for the election of Directors and for other business shall be held on the first Tuesday of May in each year, or, if that day is a legal holiday, on the next following business day.

                 (b) Special Meetings. Special meetings of the shareholders may be called at any time by the chief executive officer, or a majority of the Board of Directors, or the holders of at least one- fifth of the shares of stock of the Company outstanding and entitled to vote.

                 (c) Place. Meetings of the shareholders shall be held at such place in Philadelphia, Pennsylvania (where the company will maintain an office at which it may keep its books to the extent permitted by law) as may be fixed by the Board of Directors in the notice of meeting.

SECTION  2.      Notice

                 Written notice of the time and place of all meetings of shareholders and of the purpose of each special meeting of shareholders shall be given to each shareholder entitled to vote thereat at least ten days before the date of the meeting, unless a greater period of notice is required by law in a particular case.

SECTION  3.      Voting

                 (a) Voting Rights. Except as otherwise provided herein, or in the Certificate of Incorporation, or by law, every shareholder shall have the right at every shareholders' meeting to one vote for every share standing in his name on the books of the Company which is entitled to vote at such meeting. Every shareholder may vote either in person or by proxy.

                 (b) Number of Directors. The number of directors shall be nine, provided, however, that upon the occurrence of a Director Event the number of directors shall be reduced accordingly (not including directors that are elected or are to be elected by the vote of a separate class or series of the Company's capital stock), and the term of any director with whom a Director Service





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                          Agreement exists shall thereupon automatically
                          terminate. A "Director Event" shall mean the following events: (1) an announcement by the Company that it will exhcnage its 8 and 1/2% Convertible Subordinated Exchange Debentures due July 1, 2012 for the Company's outstanding Series A Convertible Exchangeable Preferred Stock (the "Preferred Stock");
                          (2) a reduction in the aggregate liquidation preference of outstanding Preferred Stock to an amount of less than $5,000,000, whether by reason or redemption, exchange, purchase, conversion or otherwise; or (3) if the Company shall have failed to declare and pay or set apart for payment in full the dividends accumulated on the outstanding shares of Preferred Stock for any six quarterly dividend payment periods, whether or not consecutive.


SECTION  4.      Quorum and Required Vote

                 The presence, in person or by proxy, of the holders of a majority of the outstanding shares of stock of the Company entitled to vote at a meeting shall constitute a quorum. If a quorum is not present no business shall be transacted except to adjourn to a future time. Except as may otherwise be provided in these Bylaws, in the Certificate of Incorporation or by law, directors shall be elected by the affirmative votes of a plurality of the votes of the shares present in person or by proxy at the meeting, and in all other matters, the affirmative vote of a majority of the shares present in person or by proxy at the meeting shall be the act of the shareholders.

                                  ARTICLE  II
                                   DIRECTORS

SECTION  1.      Term of Office

                 Each director elected at an annual meeting of the shareholders shall hold office until his successor is elected and has qualified or until his earlier resignation or proper removal.

SECTION  2.      Powers

                 The business of the Company shall be managed by the Board of Directors which shall have all powers conferred by law and these bylaws. The Board of Directors shall elect, remove and suspend officers, determine their duties and compensations, and require security in such amounts as it may deem proper.

SECTION  3.      Meetings

                 (a) Regular Meetings. Regular meetings shall be held at such times as the Board shall designate by resolution. Notice of the regular meetings need not be given.

                 (b) Special Meetings. Special meetings of the Board may be called at any time by the chief executive officer and shall be called by him upon the written





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                          request of one-third of the directors.  Written
                          notice of the time, place and the general nature of the business to be transacted at each special meeting shall be given to each director at least three days before such meeting.

                 (c) Place. Meetings of the Board of Directors shall be held at such place in or out of Delaware as the Board may designate or as may be designated in the notice calling the meeting.

SECTION  4.      Quorum

                 A majority of all the directors in office (but not less than one-third of the number fixed by these bylaws) shall constitute a quorum for the transaction of business at any meeting. The vote of the majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors.

SECTION  5.      Vacancies

                 Vacancies in the Board of Directors shall be filled by vote of a majority of the remaining members of the Board though less than a quorum. Such election shall be for the balance of the unexpected term or until a successor is duly elected by the shareholders and has qualified.

                                  ARTICLE III
                              EXECUTIVE COMMITTEE

The Board of Directors by resolution of a majority of the number of directors fixed by these bylaws may designate three or more directors to constitute an executive committee, which, to the extent provided in such resolution, shall have and may exercise all the authority of the Board of Directors except to amend the Company's bylaws. If an executive committee is so designated, it will elect one of its members to be its chairman.

                                  ARTICLE  IV
                                    OFFICERS

SECTION  1.      Election

                 At its first meeting after each annual meeting of the shareholders, the Board of Directors shall elect a President, Treasurer, and Secretary, and such other officers as it deems advisable. Any two or more offices may be held by the same person except for the offices of President and Secretary.

SECTION  2.      Chairman and President

                 (a) If the Board in its discretion determines that there shall be a Chairman, he may be the chief executive officer of the Company and shall preside at all meetings of the Board and of the shareholders. In such event the President shall be the chief operating officer, responsible to the Chairman, with such duties as the Board of Directors or the Chairman shall from time to time





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                          prescribe, and he shall exercise the powers and
                          perform the duties of the Chairman during the Chairman's absence or inability to act.

                 (b) When the office of Chairman is not filled, or when the Chairman is not the chief executive officer, the President shall be the chief executive officer and the chief.

                 (c) In the event the President shall be the chief executive officer, the Board may designate an Executive Vice President or Senior Vice President as chief operating officer. In the absence of such designation, the President shall also be the chief operating officer.

                 (d) Except as the Board of Directors may otherwise prescribe by resolution, the chief executive officer shall have general supervision over the business and operations of the Company and may perform any act and execute any instrument for the conduct of such business and operations.

SECTION  3.      Other Officers

                 The duties of the other officers shall be those usually related to their offices, except as otherwise prescribed by resolution of the Board of Directors.

SECTION  4.      General

                 (a) In the absence of the Chairman and President, any officer designated by the Board shall exercise the powers and perform the duties of the chief executive officer or the chief operating officer or both.

                 (b) Except as otherwise determined by resolution of the Board of Directors, the Vice Chairman, President or any Executive Vice President or Senior Vice President may execute any instrument for the conduct of the Company's business and operations.

SECTION  5.      Agents

                 The chief executive officer or any officer or employee authorized by him may appoint, remove or suspend agents or employees of the Company and may determine their duties and compensation.





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                                   ARTICLE  V
                                INDEMNIFICATION

SECTION  1.      Right to Indemnification

                 The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, either civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or supervisor or manager of the corporation or a constituent corporation absorbed in a consolidation or merger, or while a director, officer or supervisor or manager of the corporation is or was serving at the request of the corporation or a constituent corporation absorbed in a consolidated or merger, as a director, officer or supervisor or manager of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the corporation to the extent that such person is not otherwise indemnified and to the extent such indemnification is not prohibited by applicable law.

SECTION  2.      Advance of Expenses

                 Expenses incurred by a director, officer or supervisor or manager of the corporation in defending a civil or criminal action, suit or proceeding, shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer or supervisor or manager to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

SECTION  3.      Procedure for Determining Permissibility

                 The procedure for determining the permissibility of indemnification under the standards contained in this Article V (including the advance of expenses) shall be that set forth in Section 145(d) of the Delaware General Corporation Law, provided that, if there has been a change in control of the corporation between the time of the action or failure to act giving rise to the claim for indemnification and such claim, and at the option of the person seeking indemnification, the permissibility of indemnification shall be determined by independent legal counsel selected jointly by the corporation
                 and the person seeking indemnification.   The reasonable
                 expenses of any director, officer or supervisor or manager in prosecuting a successful claim for indemnification, and the fees and expenses of any special legal counsel engaged to determine permissibility of indemnification, shall be borne by the corporation.

SECTION  4.      Contractual Obligation

                 The obligations of the corporation to indemnify a director, officer or supervisor or manager under this Article V, including the duty to advance expenses, shall be considered a contract between the corporation and such director, officer or





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                 supervisor or manager and no modification or repeal of any provision of this Article V shall affect, to the detriment of the director, officer or supervisor or manager, such obligations of the corporation in connection with a claim based on any act or failure to act occurring before such modification or repeal.

SECTION  5.      Indemnification Not Exclusive: Inuring of Benefit

                 The indemnification and advance of expenses provided by this
                 Article V shall not be deemed exclusive of any other right to which one indemnified may be entitled, both as to action in his official capacity and as to action in another capacity while holding such office, and shall inure to the benefit of the heirs, executors and administrators of any such person.

SECTION  6.      Insurance and Other Indemnification

                 The Board of Directors shall have the power to (i) authorize the corporation to purchase and maintain, at the corporation's expense, insurance on behalf of the corporation and on behalf of others to the extent that power to do so has not been prohibited by applicable law, and (ii) give other indemnification to the extent permitted by law.

                                  ARTICLE  VI
                            CERTIFICATES  OF  STOCK

SECTION  1.      Share Certificates

                 Every shareholder of record shall be entitled to a share certificate representing the shares held by him. Every share certificate may bear the corporate seal and the signature of the Chairman or President or a Vice President, and Secretary or Assistant Secretary, or the Treasurer or an Assistant Treasurer of the Company, or may bear a facsimile corporation seal, a facsimile signature of the Chairman or President, the signature of the Secretary or any Assistant Secretary, or Treasurer or an Assistant Treasurer of the Company and the signature of a transfer clerk.

SECTION  2.      Transfers

                 Shares of stock of the Company shall be transferable on the books of the Company only by the registered holder or by duly authorized attorney. A transfer shall be made only upon surrender of the share certificate. The Board of Directors may fix a record date to determine the voting and other rights of shareholders to the extent permitted by law.





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                                  ARTICLE  VII
                                   AMENDMENTS

These bylaws may be changed at any regular or special meeting of the Board of Directors by the vote of a majority of all the directors in office or at any annual or special meeting of shareholders by the vote of the holders of a majority of the outstanding stock entitled to vote. Notice of any such meeting of the Board of Directors or of shareholders shall set forth the proposed change or a summary thereof.





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